Exhibit 99

CTG Reports 2016 Third Quarter Results

BUFFALO, N.Y., October 25, 2016 — CTG (NASDAQ:CTG), an information technology (IT) solutions and services company, today announced its financial results for the third quarter ended September 30, 2016.

Third Quarter Overview

•	Revenue was $78.1 million;

•	GAAP operating margin was (21.1%), including a goodwill impairment charge of $15.8 million and severance charges of $1.5 million. Non-GAAP operating margin was 1.0%;

•	GAAP net loss was ($1.03) per share, including a goodwill impairment charge of $1.01 per share and severance charges of $0.06 per share. Non-GAAP net income was $0.04 per diluted share;

•	Cash and short-term investments net of debt were $9.3 million at quarter end;

•	A cash dividend of $0.06 per share was paid on October 7, 2016.

Bud Crumlish, CTG President and Chief Executive Officer, commented, “Revenue for the third quarter reflects recurring weakness at several of our larger staffing clients combined with lower than anticipated demand in our healthcare solutions business. In response, we took action to proactively reduce costs during the quarter, resulting in earnings per share at the high-end of our guidance range.

“As further evidence of the challenging environment faced by some of our clients, our largest staffing client informed us they would reduce a portion of the CTG-provided services beginning in the fourth quarter due to a consolidation of service providers. We expect the size of this reduction to be approximately 20% of historical revenue from this account on an annualized basis. Additionally, for a portion of the remaining business with this client we expect a slight reduction in profitability due to lower pricing. Importantly, we have taken further action to reduce costs to more than offset the impact of the loss of revenue and profit from this account.

“Despite this disappointing development, I remain intently focused on further strengthening the sales and operational execution in each of our lines of business. Since being appointed CEO in July, I have taken actionable steps to refine our leadership team as well as broaden our sales, recruiting and delivery capabilities across the organization. During the quarter, we successfully completed the implementation and staffing of our recently launched offshore recruiting and sourcing center in Hyderabad, India, which gives us increased recruiting capacity as well as scalability in both the U.S. and Europe. Also in our staffing business, we have added several new business development executives in support of diversifying our portfolio of clients in key geographies. Our European business demonstrated modest year-over-year revenue and profit growth in constant currencies as a result of the investments we made in business development during 2016.

“Finally, one of my top priorities going forward is to reestablish growth in our healthcare solutions business by strengthening CTG’s capabilities and transitioning our offerings to better align with evolving industry trends. We are actively working to expand our Optimization and Performance Improvement solutions, our Application Management and our Service Desk offerings in response to increased market demands. These investments represent attractive opportunities to deliver solutions in growing markets with favorable margins. Although meaningful results from these initiatives will take time to materialize, I strongly believe they will be an integral part of CTG’s future growth and success.”

Reconciliation of GAAP to Non-GAAP Information

The Company has referenced non-GAAP information in this news release. The Company believes that the use of non-GAAP financial information provides useful information to investors and management to gain an overall understanding of its current financial performance and prospects. In addition, non-GAAP financial measures are used by management for forecasting and facilitating ongoing operating decisions as well as measuring the Company’s performance. The Company believes that these non-GAAP measures align closely to its internal measurement processes and are reflective of the Company’s core operating results. Specifically, the non-GAAP information as presented excludes a goodwill impairment charge and severance charges for two former executives that the Company believes are not indicative of its core operating results. The reconciliation of GAAP to non-GAAP information for the quarter ended September 30, 2016 is as follows:

	Operating Income (Loss)	Operating Margin	Net Income (Loss)	Diluted EPS
GAAP results	($16,480)	(21.1%)	($16,183)	($1.03)
Goodwill impairment charge	15,785	20.2%	15,785	1.01
Severance charges	1,489	1.9%	989	0.06

Non-GAAP results	$794	1.0%	$591	$0.04

CTG recorded a non-cash impairment charge of $15.8 million, or $1.01 per diluted share, in the third quarter of 2016 for the write-down of goodwill related to its healthcare business under generally accepted accounting principles. The Company also recorded severance charges of $1.5 million, or $1.0 million net of tax, or $0.06 per diluted share, in the third of quarter related to two former executives.

Consolidated Results

Revenue in the third quarter ended September 30, 2016 was $78.1 million, compared with $83.5 million in the second quarter and $93.1 million in the third quarter of 2015. The decline in revenue primarily reflects a decrease in staffing revenue at large clients and the run-off of legacy EMR account business. Unfavorable currency translation impacted revenue in the third quarter of 2016 by $0.1 million.

Direct costs in the third quarter were $64.2 million, or 82.2% of revenue, compared with $67.6 million, or 80.9% of revenue in the second quarter of 2016, and $75.6 million, or 81.2% of revenue, in the year-ago third quarter. GAAP SG&A expense was $14.6 million, which includes severance charges of $1.5 million related to two former executives. Excluding the severance charges, non-GAAP SG&A expense was $13.1 million, down from $13.9 million in the year-ago quarter.

GAAP operating loss in the third quarter was ($16.5) million. Excluding the goodwill impairment charge and the charges for severance, non-GAAP operating income in the third quarter was $0.8 million, or 1.0% of revenue, compared with $1.9 million, or 2.3% of revenue, in the second quarter of 2016. Operating margin in the third quarter of 2015 was 3.8%. The decline in operating margin reflects increased contribution from staffing as a percentage of revenue as well as the continued run-off of legacy EMR implementation projects.

CTG’s effective income tax rate in the third quarter was a benefit of 1.3%, compared with 29.6% in the second quarter of 2016. The non-GAAP income tax rate in the third quarter of 2016 was 32.2%.

GAAP net loss in the third quarter of 2016 was ($16.2) million, or ($1.03) per share, compared with net income of $1.3 million, or $0.08 per diluted share, in the second quarter of 2016, and net income of $2.1 million, or $0.13 per diluted share, in the third quarter of 2015. Non-GAAP net income in the third quarter of 2016, which excludes goodwill impairment of $1.01 per share and severance charges of $0.06 per share, was $600,000, or $0.04 per diluted share.

Balance Sheet

Cash and short term investments at September 30, 2016 were $9.8 million; long-term debt was $0.5 million. Days sales outstanding were 86 days in the third quarter of 2016 compared with 73 days in year-ago third quarter, primarily reflecting longer contractual payment terms with larger clients. Tangible book value at September 30, 2016 was $5.00 per share.

Guidance and Outlook

CTG expects total revenue in the fourth quarter of 2016 to range between $73 and $75 million. GAAP and non-GAAP net income is expected to be between $0.04 and $0.06 per diluted share. There are 63 billing days in the fourth quarter 2016 vs. 62 billing days in the prior year fourth quarter.

For the full year 2016, CTG expects revenue to range between $320 and $322 million. GAAP net loss is expected to range between ($2.24) to ($2.26) per share. Full year 2016 non-GAAP net income, which excludes non-cash goodwill impairment charges of $37.3 million and severance charges related to two former executives of $1.0 million net of tax, is expected to be between $0.20 and $0.22 per diluted share.

Conference Call and Webcast

CTG will hold a conference call today at 8:30 a.m. Eastern Time to discuss its financial results and business outlook. To access CTG’s conference call via telephone, dial 1-800-553-5260 by 8:20 a.m. Eastern Time and ask for the CTG conference call. The call will also be webcast from CTG’s website at http://www.ctg.com.

A replay of the call will be available between 10:30 a.m. Eastern Time October 25, 2016, and 11:59 p.m. Eastern Time October 28, 2016, by dialing 1-800-475-6701 and entering conference ID 382584. The webcast will be archived on CTG’s website at http://investor.ctg.com/events.cfm for approximately 90 days following completion of the conference call.

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and expectations for 2016, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new customers, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its customers, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for customers and talent, increased bargaining power of large customers, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the uncertainty of customers’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with customers, vendors, subcontractors or other parties, the change in valuation of recorded goodwill or capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or customers, the need to supplement or change our IT services in response to new offerings in the industry or changes in customer requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2015 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

Brendan Harrington, Chief Financial Officer

(716) 887-7244

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Three Quarters Ended
	Sept. 30,	Oct. 2,	Sept. 30,	Oct. 2,
	2016	2015	2016	2015
Revenue	$78,065	$93,055	$247,401	$285,276
Direct costs	64,193	75,587	203,072	234,902
Selling, general and administrative expenses	14,567	13,901	42,060	43,478
Goodwill impairment charge	15,785	—	37,329	—

Operating income (loss)	(16,480)	3,567	(35,060)	6,896
Other expense, net	77	(24)	(82)	(76)

Income (loss) before income taxes	(16,403)	3,543	(35,142)	6,820
Provision (benefit) for income taxes	(220)	1,472	639	2,928

Net income (loss)	$(16,183)	$2,071	$(35,781)	$3,892

Net income (loss) per share:
Basic	$(1.03)	$0.13	$(2.30)	$0.25

Diluted	$(1.03)	$0.13	$(2.30)	$0.24

Weighted average shares outstanding:
Basic	15,649	15,477	15,586	15,441
Diluted	15,649	15,864	15,586	15,904

Cash dividend declared per share	$0.06	$0.06	$0.18	$0.18

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	Sept. 30,	December 31,	Oct. 2,
	2016	2015	2015
Current Assets:
Cash and cash equivalents	$9,785	$10,801	$20,945
Accounts receivable, net	73,533	71,403	75,009
Other current assets	3,413	2,574	4,068

Total current assets	86,731	84,778	100,022

Property and equipment, net	6,095	5,488	5,551
Goodwill	—	37,231	37,268
Other assets	36,756	35,580	35,895

Total Assets	$129,582	$163,077	$178,736

Current Liabilities:
Accounts payable	$6,004	$8,236	$6,501
Dividend payable	952	925	915
Accrued compensation	23,828	17,541	27,976
Other current liabilities	5,331	5,102	5,309

Total current liabilities	36,115	31,804	40,701

Long-term debt	500	1,225	10,000
Other liabilities	12,109	12,331	14,337
Shareholders’ equity	80,858	117,717	113,698

Total Liabilities and Shareholders’ Equity	$129,582	$163,077	$178,736

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Three Quarters Ended
	Sept. 30, 2016	Oct. 2, 2015
Net income (loss)	$(35,781)	$3,892
Depreciation and amortization expense	1,267	1,532
Equity-based compensation expense	1,322	966
Goodwill impairment charge	37,329	—
Other operating items	(314)	(10,323)

Net cash provided by (used in) operating activities	3,823	(3,933)
Net cash used in investing activities	(1,624)	(999)
Net cash used in financing activities	(3,383)	(14,180)
Effect of exchange rates on cash and cash equivalents	168	(805)

Net decrease in cash and cash equivalents	(1,016)	(19,917)
Cash and cash equivalents at beginning of period	10,801	40,862

Cash and cash equivalents at end of period	$9,785	$20,945

COMPUTER TASK GROUP, INCORPORATED (CTG)

Other Financial Information

(Unaudited)

(amounts in thousands except days data)

	For the Quarter Ended				For the Three Quarters Ended
	Sept. 30, 2016		Oct. 2, 2015		Sept. 30 2016		Oct. 2, 2015
Revenue by Service

IT Solutions	$22,098	28%	$30,331	33%	$72,717	29%	$94,030	33%
IT Staffing	55,967	72%	62,724	67%	174,684	71%	191,246	67%

Total	$78,065	100%	$93,055	100%	$247,401	100%	$285,276	100%

Revenue by Vertical Market

Technology Service Providers	36%		32%		35%		30%
Manufacturing	25%		25%		24%		27%
Healthcare	17%		24%		19%		24%
General Markets	10%		7%		9%		7%
Financial Services	8%		7%		8%		7%
Diversified Industrials	4%		5%		5%		5%

Total	100%		100%		100%		100%

Revenue by Location

North America	$61,282	79%	$76,819	83%	$194,649	79%	$234,597	82%
Europe	16,783	21%	16,236	17%	52,752	21%	50,679	18%

Total	$78,065	100%	$93,055	100%	$247,401	100%	$285,276	100%

Foreign Currency Impact on Revenue

Europe	$(95)		$(3,073)		$(215)		$(10,672)

Billable Travel Included in Revenue and Direct Costs

Billable Travel	$920		$1,655		$3,164		$5,199

Cash at End of Period	$9,785		$20,945

Cash provided by (used) in Oper.	$4,344		$(1,727)		$3,823		$(3,933)

Long-term Debt Balance	$500		$10,000

Billable Days in Period	63		64		192		193

— END —

CTG news releases are available on the Web at www.ctg.com.